Exhibit 99.1

LogicMark Inc. Announces Fourth Quarter and Full Year 2021

Financial and Operational Results

Louisville, KY, April 19, 2022 – LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”) (formerly Nxt-ID, Inc.), a provider of personal emergency response systems (PERS), health communications devices, and IoT technology for the growing Care Economy, announces financial and operating results for the fourth quarter and full year ended December 31, 2021.

Chia-Lin Simmons, LogicMark’s Chief Executive Officer, commented, “As we close the books on 2021, we open a new chapter for our company, which focuses on building a growth-oriented technology platform.  Last year was a transition period for our Company as I assumed the role of CEO in mid-June and began assessing how to best reorganize and define the resources needed for success.  We used the time to identify and begin to address leadership, financial, and operational weaknesses to position the Company for future growth.  This included successfully regaining Nasdaq compliance and cleaning up the balance sheet, which resulted in year-end charges.

“LogicMark entered 2022 with a fresh start and new strategy.  We believe our Caring Platform as a Service (CPaaS) is an innovative approach that not only leverages our core business, but also positions it to create new products and enter new markets.  Based on this, we changed the Company name to LogicMark, Inc., dedicated to the goal of an expanded footprint in the Care Economy through health communications and connected devices.  The new corporate identity comes from one of our operating divisions of the same name, capitalizing on its strong reputation within the PERS industry and with the U.S. Veteran’s Administration.

“Since late last year, LogicMark has been actively working on the 3G transition in partnership with the Veterans Administration. By the end of 2022, many of the largest U.S. wireless carriers will shut down their 3G networks and many of our users are not familiar with the steps needed to transition their 3G devices.  Using education, mailings, and media outreach, we have facilitated the replacement of thousands of customer devices with our 4G powered products,” added Ms. Simmons.

“In addition, LogicMark recently welcomed four seasoned executives with diverse skill sets to help lead new financial and operational initiatives that the company believes will build shareholder value.  The permanent appointment of Mark Archer as Chief Financial Officer will strengthen governance with additional financial controls and reporting, optimize the capital structure, and enable the thorough review of potential future acquisitions.  Rafael Saavedra joined as VP of Engineering to expand the Company’s knowledge of cutting-edge technologies and introduce expanded product lines.

“Two new Board members also joined in the first quarter of 2022. Sherice Torres will contribute significant marketing experience gained while working for large companies, including Nickelodeon, Google and Meta. Internet pioneer John Pettitt joined the Board and brings deep experience in multiple technology domains including web and mobile technologies, patents, and ecommerce.  Both will help steer the many exciting changes planned at LogicMark.

“As we entered 2022, we have seen strong demand for our 4G products as 3G networks are being phased out, which we expect to positively impact sales in the first quarter.  As we look ahead to the second quarter, we plan to launch new business partnerships, products and an e-commerce website targeted at the direct-to-consumer market.  These steps are meant to supplement our existing line of at-home and on-the-go solutions.  New software and personal safety services will broaden our health communications software beyond our core audience of veterans and the elderly,” concluded Ms. Simmons.

Summary results for the fourth quarter ended December 31, 2021 include the following:

●	Revenue was $2.4 million, a decrease of 6% from the fourth quarter of last year, but up 1% from the prior quarter.

●	Gross profit was $1.0 million, a decrease of $0.1 million, compared to the same quarter last year. Gross margin was 43%, compared to 46% in the same quarter last year. The reduction in gross margin was due to a mix shift to our costlier Guardian Alert 911 Plus 4G unit.

●	Operating expenses were $7.1 million, compared to $2.2 million in the same quarter last year. Expenses in the fourth quarter of 2021 included a $4.5 million non-cash goodwill impairment charge. Adjusting for this expense, operating expenses would have been $2.6 million, an increase of $0.4 million, or 18% over the fourth quarter of last year.

●	Operating loss was $6.1 million versus an operating loss in the prior year’s fourth quarter of $1.0 million. Adjusting for the goodwill impairment charge, operating loss would have been $1.6 million.

●	Net loss was $6.3 million, compared to a net loss of $1.6 million in the same quarter last year. Adjusting for the goodwill impairment charge, net loss for the quarter would have been $1.8 million, $0.2 million higher than the same quarter last year.

●	At quarter-end, the Company held $12.0 million in unrestricted cash.

Summary results for the year ended December 31, 2021 include:

●	Revenue was $10.0 million, a decrease of $1.4 million, or 12% from the prior year.

●	Gross profit was $5.7 million, a decrease of $2.0 million, or 26% from the prior year. Gross margin declined from 67% to 57% due to an increase in inventory reserves and the replacement of our 3G Guardian Alert 911 Plus product with a more expensive to manufacture 4G version, which was launched in November 2020.

●	Operating expenses were $13.2 million, up $5.0 million, or 60% higher than the prior year. Adjusting for the goodwill impairment charge, operating expenses would have been up $0.4 million, or 5% higher.

●	Operating loss was $7.5 million in 2021, compared to an operating loss of $0.6 million last year.

●	Net loss was $11.7 million, or $2.23 per share, compared to a net loss of $3.7 million, or $1.14 per share for prior year. Earnings per share have been adjusted for the Company’s October 2021 reverse stock splits.

●	Net loss for 2021 included $10.0 million in non-cash charges, including goodwill impairment, warrant modification expense, stock compensation expense and depreciation and amortization, compared to $1.6 million in similar non-cash charges in 2020.

Investor Call and SEC Filings

On April 19, 2022, at 11:00 am Pacific Time, or 2:00 pm Eastern Time, a live webcast will be held to discuss the Company’s financial and operations results for the fourth quarter and year ended December 31, 2021.

To register and listen to the webcast please visit the investor relations section of LogicMark’s website here, or https://edge.media-server.com/mmc/p/zuhcfg2m.

For investors who wish to participate by telephone, please use the following dial-in credentials:

US/CANADA Participant Toll-Free Dial-In Number: (877) 644-5287

US/CANADA Participant International Dial-In Number: (281) 973-6282

The associated press release, Securities and Exchange Commission filings and webcast replay will also be accessible on the investor relations page of the Company’s website.

About Us

LogicMark, Inc. (NASDAQ: LGMK) provides personal emergency response systems (PERS), health communications devices and IoT technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point that everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors.  LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations Contact:

CORE IR

Investor@logicmark.com

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